Exhibit 10.1

ACT Teleconferencing, Inc.

1526 Cole Blvd.

Suite 300

Golden, CO 80401

November 29, 2006

Mr. Rick Fresia

1544 Steamboat Court

Evergreen, CO 80439

Dear Rick:

We are pleased to extend to you an offer of employment as Chief Financial Officer of ACT Teleconferencing, Inc. (“ACT”). In that capacity, you would initially report to the Board of Directors of ACT, although we anticipate that you would in time report to the CEO. As CFO, you would be expected to provide strategic and operational direction in driving ACT’s financial vision, direction, guidance, and compliance to support successful company operations. You would manage the company’s balance sheet, capital structure, and overall reporting and control processes with full responsibility for accounting, finance, risk management, tax, treasury and corporate business planning.

Specifically, you would be expected to: (1) direct and administer the company’s finance and accounting departments; (2) be responsible for the planning, development, and implementation of financial policies and procedures; (3) assist the CEO in the development of financial corporate strategies and strategic objectives as well as operating policies and procedures to ensure attainment of these corporate objectives; (4) communicate credibly, effectively and persuasively with Wall Street, the board of directors, and other key audiences; (5) direct and coordinate the establishment of the annual corporate plan and strategic planning process and the company’s quarterly business review process; (6) establish and maintain appropriate analytical tools, information systems, and models of cost behavior to ensure effective and efficient management of resources; (7) analyze operating results of the business and its units versus approved plans and objectives; (8) review working capital and cash flow requirements on a regular basis; (9) negotiate and arrange outside financing, when necessary; (10) present operating and capital expenditure budgets for review and approval by the Board; (11) establish and manage banking relationships; (12) ensure that finance plans and policies are understood and administered by the management team; (13) effectively manage the relationships with third-party advisors, such as audit firm, outside legal counsel, and investment bankers; and (14) assume other responsibilities as directed by the Board of Directors.

The following paragraphs summarize key elements of this offer:

Annual Base Salary: Your annual base salary would be $175,000 effective November 28, 2006. Your first annual review would be scheduled for the first quarter of 2007.

Annual Incentive: You would be eligible to receive a target bonus equal to 50% of your annual base salary upon achievement, on the determination of the Board of Directors in its discretion, of company and personal performance targets to be determined by the Board of Directors. You would be eligible for overachievement of the target bonus in the case of extraordinary performance.

Rick Fresia	November 29, 2006
p.2

Equity Participation: You would receive an initial grant of options to purchase 3,000,000 shares of ACT’s common shares at a price of $0.20 per share. The options would vest in equal annual increments over a five year period and have a term of seven years. Notwithstanding the foregoing, your options will vest immediately in the event of a change of control at ACT coupled with termination or a material diminution of your duties with the company. The terms of the options would be governed by the option contract, when issued.

Benefits: You would be entitled to participate in all benefits programs offered by ACT.

Employment at Will: You would be considered an “at will” employee, meaning that you or ACT may terminate this employment at any time.

Severance Arrangement: We are prepared to offer you a severance package equal to six-months’ salary in the event ACT terminates you from your employment without cause at any time after the three-month anniversary of your start date. The terms of this severance package, including the definition of “cause,” would be defined in and governed by a separate severance agreement to be provided. This severance arrangement varies from ACT’s established severance policies, and would be offered to you in consideration of your joining ACT at the present time and in recognition of the unique responsibilities of your role

ACT’s Employee Handbook documents more fully (i) how compensation and benefit programs work, (ii) expected workplace behaviors and (iii) rules governing treatment of confidential matters.

We look forward to having you as part of ACT’s team. If you have any questions regarding this offer, please do not hesitate to call.

Very truly yours,

Carlos P. Salas
Board of Directors

cc:	Peter E. Salas, Chairman of the Board Gene Warren, CEO